Exhibit 99.1

FOR IMMEDIATE RELEASE
PRESS RELEASE
December 21, 2011

River Rock Entertainment Authority Announces Final Terms and Closing of its Exchange Offer and Consent Solicitation

Relating to its 9¾% Senior Notes Due 2011

Geyserville, CA. December 21, 2011—River Rock Entertainment Authority (the “Authority”), a governmental instrumentality of the Dry Creek Rancheria Band of Pomo Indians, a federally recognized tribe (the “Tribe”) and the operator of the River Rock Casino in Sonoma County, California, announced that its offer to exchange its 9¾% Senior Notes due 2011 (the “Existing Notes”) expired at 12:00 Midnight (New York City time) on December 19, 2011 (the “Expiration Date”).  As of the Expiration Date, the Authority had received tenders of an aggregate principal amount of Existing Notes of $196,393,000, which represents 98.20% of the total principal amount of outstanding Existing Notes.

In settlement of the offer and consent solicitation, the Authority issued today (the “Exchange Date”) $189,924,000 in aggregate principal amount of New Notes (as defined below) and made cash payments totaling $18,626,625.07 to tendering holders.  Of the aggregate principal amount of New Notes issued, the Authority issued $96,622,000 of new 9% Series A Senior Notes due 2018 (the “Series A Notes”) and $93,302,000 of new 8% tax-exempt Series B Senior Notes due 2018 (the “Series B Notes,” and together with the Series A Notes, the “New Notes”).  The Authority paid $6,342,374.93 as principal pay down and $126,625.07 in lieu of odd lots (New Notes in denominations of less than $1,000) to holders who tendered $50,000 or more principal amount of Existing Notes.  In addition, the Authority paid a total of $12,157,625.07 to holders who delivered a consent to the proposed amendments to the indenture, dated as of November 7, 2003, governing the Existing Notes and related waiver.  In connection with the closing of the offer and consent solicitation, the Authority also sold to Merrill, Lynch, Pierce, Fenner & Smith, Incorporated (“Merrill Lynch”) $27,600,000 in aggregate principal amount of 6.5% Senior Subordinated Notes due 2019 (the “Subordinated Notes”), the proceeds of which were applied to repay an equal amount of notes of the Tribe that were held by Merrill.

Holders who tendered $50,000 or more of Existing Notes accepted for exchange received, for each $1,000 of Existing Notes tendered and accepted for exchange, $962.00 in principal amount of New Notes, $38.00 in cash principal payment and $62.29 in cash consent consideration (reduced to $48.75 for holders who tendered after December 7, 2011).  Holders with odd lots received an additional cash payment in lieu thereof.   Holders who tendered less than $50,000 of Existing Notes accepted for exchange received, for each $1,000 of Existing Notes tendered and accepted for exchange, $1,000 in principal amount of New Notes and $62.29 in cash consent consideration (reduced to $48.75 for holders who tendered after December 7, 2011).

The First Supplemental Indenture to the indenture governing the Existing Notes, the agreements amending or terminating the related collateral documents and the waiver of certain events of default and the right to file reports with the Securities and Exchange Commission became operative on the Exchange Date.  After the closing of the offer and consent solicitation, $3,607,000 in principal amount of Existing Notes which were not tendered remain outstanding.  Such Existing Notes are subject to the First Supplemental Indenture (and related amended collateral documents) and the rights of the holders of New Notes and of Subordinated Notes.

The Authority’s offer and consent solicitation was made under Section 3(a)(9) of the Securities Act of 1933, as amended, pursuant to an offering circular and consent solicitation statement and a related letter of transmittal and consent (collectively and, together with any amendment thereto, the “Offer Documents”), which were furnished to the holders of the Existing Notes.  The Offer Documents set forth the complete terms of the offer and consent solicitation.  The Offer Documents contain forward-looking statements and include cautionary statements identifying important factors that could cause actual results to differ materially from those anticipated.

River Rock Entertainment Authority

The Authority is a Tribal governmental instrumentality of the Dry Creek Rancheria Band of Pomo Indians, a federally recognized self-governing Indian tribe.  The Tribe has approximately 1,000 enrolled members and 93-acres of trust land in Sonoma County, California.

FOR ADDITIONAL INFORMATION

Contact:
Don Duffy
ICR, LLC
203-682-8215